Exhibit 99.1

News Release

Axiall and Lotte Chemical Announce Louisiana Ethane Cracker

Final Investment Decision

ATLANTA and SEOUL, South Korea, Dec. 17, 2015 — Axiall Corporation (NYSE: AXLL) and Lotte Chemical Corporation (KOSPI: 011170) of the Republic of Korea today announced that the companies have reached a final investment decision to construct an ethane-based ethylene plant in Lake Charles, La. that would be expected to produce approximately one million metric tons of ethylene annually. The plant will provide partial backward integration for Axiall’s vinyls business and will supply a new monoethylene glycol (MEG) facility being built by Lotte, adjacent to the new ethylene plant.

The state-of-the-art steam cracking facility will be built by LACC, LLC, the joint-venture company recently formed by Axiall and Lotte, adjacent to Axiall’s largest chlor-alkali chemical facility, located in Lake Charles, to take advantage of Axiall’s existing infrastructure, access to competitive feedstock resources, and ethylene distribution infrastructure.  The facility’s anticipated start-up would be the beginning of 2019.

CB&I has been chosen to execute the main steam cracker contract, using its proprietary technology, following successful completion of front-end engineering and design, and other early-stage engineering works.  LACC will engage a number of other firms to execute ancillary offsite facilities developments and tie-ins to existing infrastructure. Work began in the fourth quarter of 2015 to clear and prepare the site ahead of construction, which is scheduled to begin in the second quarter of 2016.

“Today’s announcement represents a significant investment for the long-term benefit of both of our companies and a significant milestone in our company’s history,” said Tim Mann, Axiall president and chief executive officer. “This project is a major step forward in addressing our long-term strategy of improving our ethylene cost position in our chlor-alkali business.”

“We are pleased to approve these projects and look forward to starting construction in 2016 with our partner Axiall to develop a world-scale ethane cracker fed by U.S. shale gas,” said Soo Young Huh, Lotte Chemical president and chief executive officer. “This investment will build on Lotte Chemical’s global ethylene construction and operating capabilities and increase our manufacturing presence in the North American market.”

About Lotte Chemical

Lotte Chemical is a member of the Lotte Group in Korea, which has been listed on the Korean Stock Exchange since 1991. Lotte Chemical is a leading manufacturer of petrochemical products, such as ethylene, propylene, butadiene, polyethylene, polypropylene, ethylene oxide/glycol, compound resin, polyethylene terephthalate, polycarbonate, methyl methacrylate, ethylene oxide derivatives, benzene, toluene, mixed xylene, purified terephthalic acid and purified isophthalic acid among others. Lotte Chemical, headquartered in Seoul, South Korea, has manufacturing facilities located throughout South Korea, China, Malaysia, Indonesia, Pakistan, UK and the USA. For more information, visit www.Lottechem.com.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in

Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Contacts:

Investors: Martin Jarosick, +1-770- 395-4524;

Media: Chip Swearngan, +1-678-507-0554

Cautionary Statements about Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: (i) estimated length of time it would take to construct the proposed ethane cracker, as well as when that construction may begin; (ii) the anticipated benefits to Axiall of an investment in the proposed ethane cracker; (iii) the amount of Axiall’s future ethylene requirements that may be acquired by Axiall at producer-based economics, and the anticipated benefits of acquiring such ethylene at producer-based economics; (iv) Axiall’s plans, objectives, expectations and intentions regarding its ethylene requirements and sources of supply for those requirements; and  (v) other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results and timing to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) uncertainties caused by volatility in energy and feedstock markets, including future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices, including without limitation, the future market prices for ethylene; (ii) the current and future state of the engineering, procurement and construction-labor market in the U.S. Gulf Coast; (iii) Axiall’s inability to: (a) negotiate the terms and conditions of various other agreements with Lotte Chemical on commercially acceptable terms or at all; (b) complete the permitting process and obtain other governmental approvals for the proposed ethane cracker in a timely manner or at all; or (c) fund or obtain financing for its capital investment in the proposed ethane cracker on commercially acceptable terms or at all; and (iv) uncertainties regarding  changes in governmental and environmental regulations and the costs and operating restrictions associated with compliance therewith, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.